ETF Distribution Agreement

THIS ETF DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and Putnam ETF Trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the ETF Distribution Agreement between the parties effective as of April 20, 2021 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation order or guidance of the SEC or its staff. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this ETF Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC                    PUTNAM ETF TRUST

By: ________________________                       By: _/s/ Stephen J. Tate___________
Name: Mark Fairbanks                                         Name: Stephen J. Tate
Title: Vice President                                             Title:Vice President and Chief Legal Officer